The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated August 20, 2025.
Pricing Supplement dated , 2025 to the Product Supplement MLN-EI-1 dated February 26, 2025, Underlier Supplement dated February 26, 2025 and Prospectus Dated February 26, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969
The Toronto-Dominion Bank
$
Review Notes Linked to the Least Performing of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index Due on or about August 24, 2028
Senior Debt Securities, Series H
General
•
The Notes are designed for investors who (i) wish to receive a return equal to the applicable Call Premium (as defined below) if (a) on the Review Date prior to the Final Review Date, the Closing Level of each Reference Asset (as defined below) is greater than or equal to its Initial Level (as defined below) or (b) on the Final Review Date, the Closing Level of each Reference Asset (each its “Final Level”) is greater than or equal to its Step-Down Call Level (as defined below), (ii) are willing to accept the risk of losing a significant portion or all of their Principal Amount and of not receiving any Call Premium over the term of the Notes and (iii) are willing to forgo any interest and any dividends or other distributions. Investors will be exposed to the market risk of each Reference Asset and any decline in the level of one Reference Asset may negatively affect their return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Reference Asset.

•
The Notes will be automatically called if (i) the Closing Level of each Reference Asset is greater than or equal to its Initial Level on the Review Date prior to the Final Review Date or (ii) the Final Level of each Reference Asset is greater than or equal to its Step-Down Call Level on the Final Review Date. If the Notes are not automatically called and therefore the Final Level of any Reference Asset is less than its Barrier Level (which is equal to its Step-Down Call Level), investors will suffer a percentage loss on their initial investment that is equal to the percentage decline in the Reference Asset with the lowest percentage change from its Initial Level to its Final Level (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level, and may lose the entire Principal Amount.

•	Any payments on the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Assets:	The Russell 2000® Index (Bloomberg ticker: RTY, “RTY”), the S&P 500® Index (Bloomberg ticker: SPX, “SPX”) and the EURO STOXX 50® Index (Bloomberg ticker: SX5E, “SX5E”).
Principal Amount:	$1,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $1,000 in excess thereof.
Term:
Approximately 3 years, subject to an automatic call. In the event that we make any change to the expected Pricing Date and Issue Date, the Calculation Agent may adjust each Review Date (including the Final Review Date), and the corresponding payment dates, to ensure that the stated term of the Notes remains the same.

Pricing Date:	Expected to be August 20, 2025.
Issue Date:	Expected to be August 25, 2025, which is three DTC settlement days following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Maturity Date:	Expected to be August 24, 2028, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
Review Dates:
Expected to be September 2, 2026, August 20, 2027 and August 21, 2028 (the “Final Review Date”). Each Review Date is subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Call Feature:
We will automatically call the Notes if (i) the Closing Level of each Reference Asset on the Review Date prior to the Final Review Date is greater than or equal to its Initial Level or (ii) the Final Level of each Reference Asset is greater than or equal to its Step-Down Call Level on the Final Review Date. If the Notes are subject to an automatic call, on the applicable Call Payment Date, we will pay you a cash payment equal to the Call Price. No further amounts will be owed to you under the Notes.

Call Payment Dates:
With respect to each Review Date, the third Business Day following the related Review Date, with the exception that the Call Payment Date with respect to the Final Review Date will be the Maturity Date, subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Payment upon Automatic Call:
If the Notes are automatically called, we will pay you a cash payment per Note on the applicable Call Payment Date equal to the Call Price, which will provide a return equal to the applicable Call Premium. Following an automatic call, no further amounts will be owed to you under the Notes. The Review Dates and Call Payment Dates, and the Call Premium and Call Price applicable to each Review Date, are set forth in the table below. The payment of any Call Premium on the Notes is not guaranteed. Any positive return on the Notes will not exceed the Call Price with respect to the applicable Review Date, and you will not participate in any appreciation in the level of any Reference Asset, which may be significant. Any payment of the applicable Call Price due on a Note will be paid to the registered holder of such Note, as determined on the record date, which will be the Business Day preceding the relevant Call Payment Date. All amounts used in or resulting from any calculation relating to the applicable Call Premium will be rounded upward or downward as appropriate, to the nearest tenth of a cent.

	Review Dates(1)	Call Payment Dates(2)	Call Premium	Call Price (per Note)
	September 2, 2026	Septmeber 7, 2026	9.15%	$1,091.50
	August 20, 2027	August 25, 2027	18.30%	$1,183.00
	August 21, 2028	August 24, 2028	27.45%	$1,274.50

(1) Subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.
(2) Subject to postponement upon the occurrence of a market disruption event as described in the accompanying product supplement.

Call Price:	The Call Price for each Review Date is set forth in the table above and equals: $1,000 + ($1,000 × applicable Call Premium).
Call Premium:	The Call Premium increases the longer the Notes are outstanding as set forth in the table above and is based on a per annum return of 9.15% per $1,000 Principal Amount of the Notes.
Payment at Maturity (if not called):
If the Notes are not automatically called and therefore the Final Level of any Reference Asset is less than its Barrier Level (which is equal to its Step-Down Call Level), on the Maturity Date, we will pay a cash payment, if anything, per Note equal to:
The sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change.
If the Notes are not automatically called and therefore the Final Level of any Reference Asset is less than its Barrier Level (which is equal to its Step-Down Call Level), you will suffer a percentage loss on your initial investment that is equal to the Least Performing Percentage Change. Specifically, you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level, and may lose your entire Principal Amount. Any payments on the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Percentage Change:	For each Reference Asset, the quotient, expressed as a percentage, of the following formula:
Initial Level:
With respect to RTY, [•] (to be determined on the Pricing Date),
With respect to SPX, [•] (to be determined on the Pricing Date) and
With respect to SX5E, [•] (to be determined on the Pricing Date).
In each case, equal to its Closing Level on the Pricing Date, as determined by the Calculation Agent.

Final Level:	For each Reference Asset, the Closing Level of such Reference Asset on the Final Review Date, as determined by the Calculation Agent.
Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Step-Down Call Level:
With respect to RTY, [•] (70.00% of its Initial Level, to be determined on the Pricing Date),
With respect to SPX, [•] (70.00% of its Initial Level, to be determined on the Pricing Date) and
With respect to SX5E, [•] (70.00% of its Initial Level, to be determined on the Pricing Date).
Each Step-Down Call Level is determined by the Calculation Agent.

Barrier Level:
With respect to RTY, [•] (70.00% of its Initial Level, to be determined on the Pricing Date),
With respect to SPX, [•] (70.00% of its Initial Level, to be determined on the Pricing Date) and
With respect to SX5E, [•] (70.00% of its Initial Level, to be determined on the Pricing Date).
Each Barrier Level is determined by the Calculation Agent.

CUSIP / ISIN:	89115HRL3 / US89115HRL32
The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $930.00 and $965.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-6 and “Additional Information Regarding the Estimated Value of the Notes” on page P-19 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated February 26, 2025, (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$1,000.00	$20.00	$980.00
Total	$	$	$
[1]	The public offering price for investors purchasing the Notes in fiduciary accounts may be as low as $980.00 (98.00%) per Note.
[2]
TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $20.00 per Note sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $20.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

Additional Terms of Your Notes
You should read this preliminary pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product supplement MLN-EI-1 (the “product supplement”) and the underlier supplement (the “underlier supplement”), relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
◾	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
◾	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Limited Return Potential – The return potential of the Notes is limited to the applicable Call Premium if the Notes are subject to an automatic call, and you will not participate in any appreciation in the level of any Reference Asset.

•
Potential For Automatic Call – The Notes will be automatically called if (i) the Closing Level of each Reference Asset is greater than or equal to its Initial Level on the Review Date prior to the Final Review Date or (ii) the Final Level of each Reference Asset is greater than or equal to its Step-Down Call Level on the Final Review Date. Because the Notes may be automatically called as early as the first potential Call Payment Date, the Notes are subject to reinvestment risk. If the Notes are automatically called, on the Call Payment Date, you will receive a cash payment per Note equal to the applicable Call Price, which will reflect a return equal to the applicable Call Premium, and no further amounts will be owed to you under the Notes.

•
Contingent Repayment of Principal with Potential for Full Downside Exposure – If the Notes are not automatically called and therefore the Final Level of any Reference Asset is less than its Barrier Level (which is equal to its Step-Down Call Level), you will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level, and may lose your entire investment in the Notes. You will be exposed to the market risk of each Reference Asset and any decline in the level of one Reference Asset may negatively affect your return on the Notes and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Reference Asset. Any payments on the Notes, including any repayment of principal, are subject to our credit risk.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called, and therefore Final Level of any Reference Asset is less than its Barrier Level (which is equal to its Step-Down Call Level), investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Level of the Least Performing Reference Asset is less than its Initial Level, and may lose their entire Principal Amount.
No Interest Payments.
We will not pay any interest with respect to the Notes.
You Will Not Receive Any Call Premium If the Closing Level of any Reference Asset on the Review Date Prior to the Final Review Date is Less than its Initial Level and the Final Level of any Reference Asset is Less than its Step-Down Call Level on the Final Review Date.
You will not necessarily receive any Call Premium on the Notes. You will not receive the applicable Call Premium on a Call Payment Date if the Closing Level of any Reference Asset on the Review Date prior to the Final Review Date is less than its Initial Level, or if the Final Level of any Reference Asset on the Final Review Date is less than its Step-Down Call Level. If the Closing Level of any Reference Asset is less than its Initial Level on the Review Date prior to the Final Review Date and the Final Level of any Reference Asset is less than its Step-Down Call Level on the Final Review Date, you will not receive any Call Premium and you will not receive a positive return on your Notes.
The Potential Positive Return on the Notes Is Limited to the Applicable Call Premium Paid on the Notes, If Any, Regardless of Any Appreciation in the Level of Any Reference Asset.
The potential positive return on the Notes is limited to the applicable Call Premium  resulting from an automatic call, regardless of any appreciation in the level of any Reference Asset. Therefore, if the appreciation of any Reference Asset exceeds the applicable Call Premium, if any, actually paid on the Notes, the return on the Notes will be less than the return on a hypothetical direct investment in such Reference Asset, a security directly linked to the positive performance of such Reference Asset or a direct investment in the stocks and other assets comprising such Reference Asset (the “Reference Asset Constituents”).
The Applicable Call Premiums Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Level or Final Level, as applicable, of each Reference Asset could be less than its Initial Level or its Step-Down Call Level on a Review Date. Volatility means the magnitude and frequency of changes in the levels of the Reference Assets. This greater risk will generally be reflected in higher Call Premiums for the Notes than the amount payable on our conventional debt securities of a comparable term. However, while the Call Premiums are set on

TD SECURITIES (USA) LLC	P-3

the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The Closing Level or Final Level, as applicable, of any Reference Asset could fall sharply on the Review Dates, resulting in the Notes not being subject to an automatic call and potentially a significant or entire loss of principal.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for any interest payments and you may not receive any Call Premium on the Notes. Even if you do receive the applicable Call Premium and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. Because the Call Premium and Call Price increase the longer the Notes remain outstanding, if the Notes are called prior to the Final Review Date, your return on the Notes may be less than it would have been had the Notes remained outstanding. Additionally, there is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.
The Amounts Payable on the Notes, Including the Payment at Maturity, Are Not Linked to the Level of the Reference Assets at Any Time Other Than on the Applicable Review Dates, Including the Final Review Date.
Any payment on the Notes will be based on the Closing Level of each Reference Asset only on each of the Review Dates (including the Final Review Date). Even if the Closing Level of one or more Reference Assets appreciates at any other time but then the Closing Level of at least one Reference Asset declines to a Closing Level that is less than its Initial Level or Step-Down Call Level, respectively, on the relevant Review Date, you will not receive the applicable Call Premium on the corresponding Call Payment Date.
In addition, any Payment at Maturity will be calculated by reference to the Final Level, which will be equal to the Closing Level of the Reference Asset on the Final Review Date. In calculating the Final Level, positive performance of a Reference Asset before or after the Final Review Date that would lead to a positive return on the Notes will not be taken into account. Therefore, even if the Closing Level of the Least Performing Reference Asset is greater than or equal to its Barrier Level or Step-Down Call Level, the return on the Notes will be negative, regardless of the level of the Reference Assets on any other day.
Risks Relating to Characteristics of the Reference Assets
Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Call Premium and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset or Fewer Reference Assets.
The risk that you will not receive any Call Premium and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset or fewer Reference Assets. With more Reference Assets, it is more likely that the Closing Level of any Reference Asset will be less than its Initial Level on the Review Date prior to the Final Review Date, and that the Final Level of any Reference Asset will be less than its Step-Down Call Level and Barrier Level on the Final Review Date, than if the Notes were linked to a single Reference Asset or fewer Reference Assets.
In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline to a Closing Level that is less than its Initial Level on the Review Date prior to the Final Review Date and a Final Level that is less than its Step-Down Call Level and Barrier Level on the Final Review Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Call Premium, Step-Down Call Level and Barrier Levels, are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, higher Call Premiums and lower Step-Down Call Levels and Barrier Levels are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Call Premium and that the Final Level of any Reference Asset will be less than its Step-Down Call Level and Barrier Level is even greater despite such lower levels. Therefore, it is more likely that you will not receive any Call Premium and that you will lose a significant portion or all of your initial investment at maturity.

TD SECURITIES (USA) LLC	P-4

Investors Are Exposed to the Market Risk of Each Reference Asset on Each Review Date (Including the Final Review Date).
Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Review Date (including the Final Review Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by more favorable performance of any other Reference Asset. For instance, you will suffer a percentage loss equal to the Least Performing Percentage Change if the Final Level of any Reference Asset is less than its Barrier Level on the Final Review Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.
There Are Market Risks Associated with each Reference Asset.
The level of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset, the Reference Asset Constituents and their issuers (the “Reference Asset Constituent Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets. For additional information, see “Information Regarding the Reference Assets” in this pricing supplement.
The Notes are Subject to Risks Associated with Small-Capitalization Stocks.
The Notes are subject to risks associated with small-capitalization companies because the Reference Asset Constituents of RTY are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore RTY may be more volatile than an index in which a greater percentage of the Reference Asset Constituents are issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
No Index Sponsor is an affiliate of ours and no such entity will be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of any Index Sponsor, including any actions of the type that would require the Calculation Agent to adjust any amounts payable on the Notes. No Index Sponsor has any obligation of any sort with respect to the Notes. Thus, no Index Sponsor has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the level of the applicable Reference Asset and, therefore, the market value of, and any amounts payable on, the Notes. Except pursuant to any license agreement with an Index Sponsor and specified in “Information Regarding the Reference Assets” below, none of the proceeds from the issuance of the Notes will be delivered to any Index Sponsor.
Changes that Affect the Reference Assets, Including a Change in Law Event, May Adversely Affect the Market Value of, and Return on, the Notes.
The policies of each Index Sponsor concerning the calculation of the applicable Reference Asset, additions, deletions or substitutions of the Reference Asset Constituents and the manner in which changes affecting those Reference Asset Constituents, such as stock dividends, reorganizations or mergers, may be reflected in the applicable Reference Asset and could adversely affect the market value of, and return on, the Notes. The market value of, and return on, the Notes could also be affected if an Index Sponsor changes these policies, for example, by changing the manner in which it calculates the applicable Reference Asset, or if an Index Sponsor discontinues or suspends calculation or publication of the applicable Reference Asset. If a Change in Law Event (as defined in the product supplement) occurs and the Index Sponsor does not take actions to comply with such law(s), the Calculation Agent may select a successor index or take other actions as discussed in the product supplement and, notwithstanding these adjustments, the market value of, and return on, the Notes may be adversely affected.
The Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index Reflect Price Return, not Total Return.
The return on the Notes is based on the performance of the Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index, which reflect the changes in the market prices of its Reference Asset Constituents. The Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on its Reference Asset Constituents. The return on the Notes will not include such a total return feature or dividend component.
The Notes are Subject to Currency Exchange Risk.
The Notes are subject to currency exchange risk because the Reference Asset Constituents of the EURO STOXX 50® Index are quoted and traded in one or more non-U.S. currencies. Neither the level of such index nor the value of the Notes will be adjusted for exchange

TD SECURITIES (USA) LLC	P-5

rate fluctuations between the U.S. dollar and the currencies in which such Reference Asset Constituents are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return on the Notes.
The Notes are Subject to Risks Associated with Non-U.S. Securities Markets.
The value of the Notes is linked to the EURO STOXX 50® Index and its Reference Asset Constituents, which are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a negative effect on non-U.S. securities prices.
The Notes may also be subject to regulatory risks, including sanctions, because the EURO STOXX 50® Index is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by its Index Sponsor in response to any such developments could adversely affect the performance of the EURO STOXX 50® Index and, as a result, the market value of, and return on the Notes. Additionally, following certain events, if the Calculation Agent determines that a change in law has occurred or would have occurred but for a decision by its Index Sponsor to modify or reconstitute its index, then the Calculation Agent may select a successor index, reference a replacement basket or use an alternative method of calculation, or, if it determines that no successor index, replacement basket or alternative method of calculation is available, it may deem the Reference Asset’s Closing Level on a Trading Day reasonably proximate to the date of such event to be its Closing Level on each applicable date. For additional information, see the section “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation” in the corresponding product supplement.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially less than the estimated value of the Notes determined by reference

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to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
If the Level of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the level of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the Closing Level of each Reference Asset remains greater than or equal to its Barrier Level or increases to greater than its Step-Down Call Level during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
The Underwriting Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before an automatic call or the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the level of the then-current Least Performing Reference Asset at such time, and as a result, you may suffer substantial losses.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amounts payable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a market disruption event affecting a Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect the amounts payable on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
Any Review Date (including the Final Review Date) and the Related Call Payment Dates are Subject to Market Disruption Events and Postponement.
Each Review Date (including the Final Review Date) and the related Call Payment Dates (including the Maturity Date) are subject to postponement as described herein and in the product supplement due to the occurrence of one or more market disruption events. For a

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description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Additional Terms — Market Disruption Events” herein and “General Terms of the Notes — Market Disruption Events” in the product supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amounts Payable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of one or more Reference Assets or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amounts payable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of a Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with one or more Reference Asset Constituent Issuers, such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to one or more Reference Assets or one or more Reference Asset Constituent Issuers. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the levels of such Reference Assets and, therefore, the market value of, and any payments on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Additional Terms”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Review Notes Linked to the Least Performing of The Russell 2000® Index, the S&P 500® Index and the EURO STOXX 50® Index Due on or about August 24, 2028

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product supplement, the underlier supplement and the prospectus.
Issue:	Senior Debt Securities, Series H
Type of Note:	Review Notes
Agent:	TDS
Currency:	U.S. Dollars
Monitoring Period:	With respect to each Reference Asset, for purposes of the determination of the Final Level, the Calculation Agent will observe the Closing Level of such Reference Asset on the Final Review Date.
Change in Law Event:	Applicable, as described in the product supplement.
Canadian Tax Treatment:
Please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.

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Hypothetical Returns
The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Levels, Closing Levels, Final Levels and Percentage Changes of the Reference Assets used to illustrate the calculation of whether the Notes are subject to an automatic call and the Payment at Maturity are not estimates or forecasts of the actual Initial Levels, Closing Levels, Final Levels, or the level of any Reference Asset on any Trading Day prior to the Maturity Date. All examples assume Initial Levels of 2,500.00, 6,500.00 and 5,500.00, Step-Down Call Levels of 1,750.00, 4,550.00 and 3,850.00 (each 70.00% of the applicable Initial Level), Barrier Levels of 1,750.00, 4,550.00 and 3,850.00 (each 70.00% of the applicable Initial Level), the per annum Call Premium rate of 9.15% per Note, that the Notes may be subject to an automatic call on any Review Date, that a holder purchased Notes with a Principal Amount of $1,000 and that no market disruption event occurs on any Review Date, including the Final Review Date. The actual terms of the Notes will be set forth on the cover page of the final pricing supplement.

Example 1 —	The Notes Are Automatically Called on the First Call Payment Date.

Review Date	Closing Levels	Payment (per Note)
First
Reference Asset A: 2,600.00 (greater than or equal to its Initial Level)
Reference Asset B: 6,900.00 (greater than or equal to its Initial Level)
Reference Asset C: 6,300.00 (greater than or equal to its Initial Level)
$1,000 (Principal Amount) + $91.50 (Applicable Call Premium)
$1,091.50 (Call Price)
Because the Closing Level of each Reference Asset is greater than or equal to its Initial Level on the first Review Date (which is approximately 1 year after the Pricing Date), the Notes will be automatically called and, on the corresponding Call Payment Date, we will pay you a cash payment equal to $1,091.50 per Note, reflecting the applicable Call Price for the first Review Date, for a return of 9.15% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Notes Are Automatically Called on the Maturity Date.

Review Date	Closing Levels	Payment (per Note)
First	Reference Asset A: 1,500.00 (less than its Initial Level) Reference Asset B: 6,800.00 (greater than or equal to its Initial Level) Reference Asset C: 5,700.00 (greater than or equal to its Initial Level)	$0

Second	Reference Asset A: 1,650.00 (less than its Initial Level) Reference Asset B: 6,610.00 (greater than or equal to its Initial Level) Reference Asset C: 5,640.00 (greater than or equal to its Initial Level)	$0

Final Review Date
Reference Asset A: 1,780.00 (greater than or equal to its Step-Down Call Level)
Reference Asset B:4,590.00 (greater than or equal to its Step-Down Call Level)
Reference Asset C: 3,900.00 (greater than or equal to its Initial Level)
		$1,000 (Principal Amount) + $274.50 (Applicable Call Premium)
		$1,274.50 (Call Price)
Because the Closing Level of a Reference Asset on the Review Date prior to the Final Review Date is less than its Initial Level, the Notes will not be automatically called on the corresponding Call Payment Date. Because the Final Level of each Reference Asset is greater than or equal to its Step-Down Call Level on the Final Review Date, the Notes will be called and, on the Maturity Date, we will pay you a cash payment equal to $1,274.50 per Note, reflecting the applicable Call Price for the Final Review Date, for a return of 27.45% per Note.

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Example 3 —	The Notes Are Not Automatically Called and Therefore the Final Level of the Least Performing Reference Asset is Less Than its Barrier Level (which is equal to its Step-Down Call Level).

Review Date	Closing Levels	Payment (per Note)
First through Second	Reference Asset A: Various (all less than its Initial Level) Reference Asset B: Various (all greater than or equal to its Initial Level) Reference Asset C: Various (all greater than or equal to its Initial Level)	$0

Final Review Date
Reference Asset A: 1,000.00 (less than its Step-Down Call Level and Barrier Level)
Reference Asset B: 6,950.00 (greater than or equal to its Step-Down Call Level and Barrier Level)
Reference Asset C: 6,000.00 (greater than or equal to its Step-Down Call Level and Barrier Level)
		= $1,000 + ($1,000 × Least Performing Percentage Change) = $1,000 + ($1,000 × -60.00%) = $400.00 (Total Payment on Maturity Date)
Because the Closing Level of a Reference Asset on the Review Date prior to the Final Review Date is less than its Initial Level and the Final Level of a Reference Asset on the Final Review Date is less than its Step-Down Call Level, the Notes will not be automatically called. Because the Notes are not subject to an automatic call and therefore the Final Level of at least one Reference Asset is less than its Barrier Level (which is equal to its Step-Down Call Level), on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and the Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.

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Information Regarding the Reference Assets
All disclosures contained in this document regarding the Reference Assets, including, without limitation, their make-up, methods of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. We have not undertaken an independent review or due diligence of any publicly available information with respect to any Reference Asset. The information reflects the policies of, and is subject to change by, the Index Sponsors. Each Index Sponsor owns the copyright and all other rights to the relevant Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the relevant Reference Asset. None of the websites referenced in the Reference Asset descriptions below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference...
The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Levels of each Reference Asset for the periods specified. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level or Final Level of any Reference Asset on any Review Date. We cannot give you any assurance that the performance of the Reference Assets will result in a positive return on your initial investment.
Russell 2000® Index
We have derived all information regarding the Russell 2000® Index (“RTY”) contained in this document, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company (the “Index Sponsor” or “FTSE Russell”).
RTY is published by FTSE Russell, but FTSE Russell has no obligation to continue to publish RTY, and may discontinue publication of RTY at any time. RTY is determined, comprised and calculated by FTSE Russell without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices – The Russell 2000® Index,” RTY measures the composite price performance of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website. RTY’s value is calculated by adding the market values of the underlying constituents and then dividing the derived total market capitalization by the “adjusted” capitalization of RTY on the base date of December 31, 1986.
Historical Information
The graph below illustrates the performance of the RTY from August 19, 2015 through August 19, 2025.

Russell 2000® Index (RTY)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The graph below illustrates the performance of SPX from August 19, 2015 through August 19, 2025.

S&P 500® Index (SPX)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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EURO STOXX 50® Index
We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited (its “Index Sponsor” or “STOXX Limited”).
STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — The EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Historical Information
The graph below illustrates the performance of SX5E from August 19, 2015 through August 19, 2025.

EURO STOXX 50® Index (SX5E)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires Notes upon initial issuance and holds its Notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Reference Assets. Pursuant to this treatment, upon the taxable disposition of a Note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver, & Jacobson LLP is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Section 1297. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a Note. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if any such entity is or becomes a PFIC.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investment in the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

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Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any Reference Asset Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the Reference Assets and our determination that the Notes are not “delta-one” with respect to any Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of a Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

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Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD and those of the Reference Asset Constituent Issuers).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $20.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the Notes are automatically called.
We expect to deliver the Notes against payment therefor on the Issue Date, which is expected to be the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one DTC settlement day (“T+1”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to one DTC settlement day before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions, and will be communicated to investors in the final pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

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